Exhibit 99.1

Contact:
invest@albemarle.com	1.980.299.5700

Albemarle Reports First Quarter 2025 Results

CHARLOTTE, N.C. – Apr. 30, 2025 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the first quarter ended March 31, 2025.

First-Quarter 2025 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $1.1 billion, with double-digit volume growth in Specialties (+11%) and record Energy Storage lithium salt production from the company’s integrated conversion network
•Net income of $41 million, or ($0.00) per diluted share attributable to common shareholders; adjusted diluted loss per share attributable to common shareholders of ($0.18)
•Adjusted EBITDA of $267 million; year-over-year gains in Specialties (+30%) and Ketjen (+76%)
•Cash from operations of $545 million, which included a $350 million customer prepayment; excluding the prepayment, operating cash flow conversion(a) was 73%; line of sight to breakeven free cash flow assuming current lithium market pricing
•Through April, achieved approximately 90% run-rate against midpoint $350 million cost and productivity improvement target; identified opportunities to reach high-end of the $300 to $400 million range
•Maintaining full-year 2025 outlook considerations, including ranges based on recently observed lithium market price scenarios; ranges include the anticipated direct impact of tariffs announced as of April 29, 2025

(a) Defined as Operating Cash Flow divided by Adj. EBITDA, which is a non-GAAP measure. See Non-GAAP Reconciliations for further details.

"Our business continues to perform in line with our outlook considerations, including first-quarter adjusted EBITDA of $267 million with strong year-over-year improvements in Specialties and Ketjen,” said Kent Masters, Chairman and CEO. “We continue to focus on what we can control - taking decisive actions to reduce costs, optimize our lithium conversion network and increase efficiencies to preserve our long-term competitive position. While the full economic impact of the recently announced tariffs and other global trade actions is unclear, we benefit from our global footprint and the current exemptions for critical minerals; as a result, we are maintaining our full year 2025 outlook considerations.”

First Quarter 2025 Results

In millions, except per share amounts	Q1 2025	Q1 2024	$ Change	% Change
Net sales	$1,076.9	$1,360.7	$(283.9)	(20.9)%
Net income attributable to Albemarle Corporation	$41.3	$2.4	$38.9	1,620.8%
Adjusted EBITDA(a)	$267.1	$291.2	$(24.1)	(8.3)%
Diluted loss per share attributable to common shareholders	$(0.00)	$(0.08)	$0.08	(100.0)%
Non-recurring and other unusual items(a)	(0.18)	0.34
Adjusted diluted (loss) earnings per share attributable to common shareholders(a)(b)	$(0.18)	$0.26	$(0.44)	(169.2)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the first quarter of 2025 were $1.1 billion compared to $1.4 billion for the prior-year quarter, a decline of 21% driven primarily by lower pricing in Energy Storage, partially offset by higher volumes in Specialties (+11%). Adjusted EBITDA of $267 million declined by $24 million from the prior-year quarter as lower net sales were mostly offset by lower average input costs and on-going cost reduction efforts. Net income attributable to Albemarle of $41 million increased year-over-year by $39 million.

The effective income tax rate for the first quarter of 2025 was 21.0% compared to 2.2% in the same period of 2024. On an adjusted basis, the effective income tax rates were (42.8)% and (12.4)% for the first quarters of 2025 and 2024, respectively, with the decrease primarily due to changes in geographic income mix and the impact of tax valuation allowances in Australia and China.

Energy Storage Results

In millions	Q1 2025	Q1 2024	$ Change	% Change
Net Sales	$524.6	$800.9	$(276.3)	(34.5)%
Adjusted EBITDA	$186.4	$198.0	$(11.6)	(5.9)%

Energy Storage net sales for the first quarter of 2025 were $525 million, a decrease of $276 million, or 35%, due to lower pricing (-34%). Volumes were flat as record production at our integrated conversion network offset reduced tolling volumes. Adjusted EBITDA of $186 million decreased $12 million, as lower net sales were mostly offset by lower average input costs and on-going cost reduction efforts.

Specialties Results

In millions	Q1 2025	Q1 2024	$ Change	% Change
Net Sales	$321.0	$316.1	$4.9	1.6%
Adjusted EBITDA	$58.7	$45.2	$13.5	29.8%

Specialties net sales for the first quarter of 2025 were $321 million, an increase of $5 million, or 2%, primarily due to higher volumes (+11%), which more than offset lower prices (-8%). Adjusted EBITDA of $59 million increased $13 million versus the year-ago quarter due to higher sales volumes and decreased manufacturing costs related to productivity initiatives.

Ketjen Results

In millions	Q1 2025	Q1 2024	$ Change	% Change
Net Sales	$231.3	$243.8	$(12.5)	(5.1)%
Adjusted EBITDA	$38.6	$22.0	$16.6	75.6%

Ketjen net sales for the first quarter of 2025 were $231 million, down 5% compared to the prior-year quarter as higher prices (+4%) were more than offset by lower volumes (-8%), primarily due to the timing of sales, offset by favorable pricing due to product mix. Adjusted EBITDA of $39 million increased $17 million, driven by favorable product mix and higher equity income from joint ventures.

2025 Outlook Considerations

Total Corporate Outlook Considerations are Unchanged
The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios, unchanged from the prior quarter. Ranges include the anticipated direct impact of announced tariffs as of April 29, 2025. Ranges are based on variation in sales volume and mix, including a projected increase in Energy Storage volumes of 0% to 10% in 2025 compared to 2024. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book. Scenarios also assume spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2025E Including Energy Storage Scenarios
Observed market price case(a)	YE 2024	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$4.9 - $5.2 billion	$5.3 - $6.1 billion	$6.5 - $7.0 billion
Adjusted EBITDA(b)	$0.8 - $1.0 billion	$1.2 - $1.8 billion	$2.5 - $2.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional information regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2025E
Observed market price case(a)	YE 2024	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$2.5 - $2.6 billion	$2.9 - $3.5 billion	$4.2 - $4.5 billion
Adjusted EBITDA	$0.6 - $0.7 billion	$1.0 - $1.5 billion	$2.2 - $2.4 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.3 - $0.5 billion	$0.6 - $0.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties and Ketjen Outlook Considerations
Specialties outlook reflects modest volume growth in key end markets led by pharma, automotive, and oilfield, partially offset by weakness in building and construction.

Ketjen outlook assumes favorable product revenue mix, lower input costs and the continuation of its turnaround plan execution.

Segment FY 2025E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$210 - $280 million
Ketjen net sales	$1.0 - $1.1 billion
Ketjen adjusted EBITDA	$120 - $150 million

Other Corporate Outlook Considerations
Albemarle expects its 2025 capital expenditures to be in the range of $700 million to $800 million, down more than 50% from $1.7 billion in 2024. This level of spending reflects a prioritization on sustaining existing assets and resources, with the remainder allocated to select growth projects and high-return, quick payback improvements.

Other Corporate FY 2025E
Capital expenditures	$700 - $800 million
Depreciation and amortization	$630 - $670 million
Adjusted effective tax rate(a)	(40%) - 25%
Corporate costs(b)	$70 - $100 million
Interest and financing expenses	$180 - $210 million
Weighted-average common shares outstanding (diluted)	118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix
(b)    FY 2025E outlook includes FX impact year to date

Cash Flow and Capital Deployment
Cash from operations of $545 million increased $447 million compared to the prior-year period. A customer prepayment received in January and improved working capital more than offset lower adjusted EBITDA and reduced dividends received from equity investments. Capital expenditures of $183 million decreased by $397 million versus the prior-year period, reflecting the impact of decisions that stopped or slowed spending and the completion of capacity expansions in Energy Storage and Specialties.

Balance Sheet and Liquidity
As of March 31, 2025, Albemarle had estimated liquidity of approximately $3.1 billion, including $1.5 billion of cash and cash equivalents, $1.5 billion available under its revolver and $106 million available under other credit lines. Total debt was $3.5 billion, representing a debt covenant net debt to adjusted EBITDA ratio of approximately 2.4 times.

Earnings Call

Date:	Thurs., May 1, 2025
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ1

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a global leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2025 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; expected impact of tariffs and other trade restrictions; market pricing of lithium carbonate equivalent and spodumene; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; geopolitical conflicts and political unrest; trade policies and tariffs; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net sales	$1,076,881	$1,360,736
Cost of goods sold	920,582	1,321,798
Gross profit	156,299	38,938
Selling, general and administrative expenses	123,502	161,376
Restructuring charges and asset write-offs	(1,063)	33,536
Research and development expenses	14,099	23,532
Operating profit (loss)	19,761	(179,506)
Interest and financing expenses	(48,977)	(37,969)
Other income, net	10,250	49,901
Loss before income taxes and equity in net income of unconsolidated investments	(18,966)	(167,574)
Income tax benefit	(3,978)	(3,721)
Loss before equity in net income of unconsolidated investments	(14,988)	(163,853)
Equity in net income of unconsolidated investments (net of tax)	64,286	180,500
Net income	49,298	16,647
Net income attributable to noncontrolling interests	(7,950)	(14,199)
Net income attributable to Albemarle Corporation	41,348	2,448
Mandatory convertible preferred stock dividends	(41,688)	(11,584)
Net loss attributable to Albemarle Corporation common shareholders	$(340)	$(9,136)
Basic loss per share attributable to common shareholders	$(0.00)	$(0.08)
Diluted loss per share attributable to common shareholders	$(0.00)	$(0.08)

Weighted-average common shares outstanding – basic	117,603	117,451
Weighted-average common shares outstanding – diluted	117,603	117,451

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,518,511	$1,192,230
Trade accounts receivable	670,775	742,201
Other accounts receivable	137,080	238,384
Inventories	1,656,365	1,502,531
Other current assets	124,551	166,916
Total current assets	4,107,282	3,842,262
Property, plant and equipment	12,660,018	12,523,368
Less accumulated depreciation and amortization	3,356,979	3,191,898
Net property, plant and equipment	9,303,039	9,331,470
Investments	1,124,777	1,117,739
Other assets	628,277	504,711
Goodwill	1,606,144	1,582,714
Other intangibles, net of amortization	229,739	230,753
Total assets	$16,999,258	$16,609,649
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$778,658	$793,455
Accounts payable to related parties	139,296	150,432
Accrued expenses	379,871	467,997
Current portion of long-term debt	410,477	398,023
Dividends payable	61,312	61,282
Income taxes payable	174,779	95,275
Total current liabilities	1,944,393	1,966,464
Long-term debt	3,128,655	3,118,142
Postretirement benefits	31,908	31,930
Pension benefits	115,846	116,192
Other noncurrent liabilities	1,125,943	819,204
Deferred income taxes	378,171	358,029
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,177	1,176
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in capital	2,991,389	2,985,606
Accumulated other comprehensive loss	(633,136)	(742,062)
Retained earnings	5,433,704	5,481,692
Total Albemarle Corporation shareholders’ equity	10,028,239	9,961,517
Noncontrolling interests	246,103	238,171
Total equity	10,274,342	10,199,688
Total liabilities and equity	$16,999,258	$16,609,649

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash and cash equivalents at beginning of year	$1,192,230	$889,900
Cash flows from operating activities:
Net income	49,298	16,647
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	161,754	123,751
Stock-based compensation and other	6,966	9,317
Equity in net income of unconsolidated investments (net of tax)	(64,286)	(180,500)
Dividends received from unconsolidated investments and nonmarketable securities	60,335	50,756
Pension and postretirement expense	1,696	1,273
Pension and postretirement contributions	(5,196)	(4,824)
Realized loss on investments in marketable securities	—	33,746
Unrealized loss on investments in marketable securities	5,331	6,737
Deferred income taxes	(5,669)	116,447
Working capital changes	(21,992)	(52,320)
Noncurrent liability changes and other, net	357,146	(23,076)
Net cash provided by operating activities	545,383	97,954
Cash flows from investing activities:
Capital expenditures	(182,624)	(579,322)
Sales of marketable securities, net	3,381	84,893
Investments in equity investments and nonmarketable securities	(60)	(74)
Net cash used in investing activities	(179,303)	(494,503)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	—	2,236,750
Repayments of long-term debt and credit agreements	(9,615)	(29,019)
Proceeds from borrowings of long-term debt and credit agreements	—	29,019
Other debt repayments, net	(1,195)	(620,753)
Dividends paid to common shareholders	(47,607)	(46,908)
Dividends paid to mandatory convertible preferred shareholders	(41,688)	—
Dividends paid to noncontrolling interests	(18,169)	—
Proceeds from exercise of stock options	1,186	86
Withholding taxes paid on stock-based compensation award distributions	(2,904)	(10,619)
Other	(14)	(1,256)
Net cash (used in) provided by financing activities	(120,006)	1,557,300
Net effect of foreign exchange on cash and cash equivalents	80,207	5,162
Increase in cash and cash equivalents	326,281	1,165,913
Cash and cash equivalents at end of period	$1,518,511	$2,055,813

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net sales:
Energy Storage	$524,565	$800,898
Specialties	321,014	316,065
Ketjen	231,302	243,773
Total net sales	$1,076,881	$1,360,736

Adjusted EBITDA:
Energy Storage	$186,355	$197,996
Specialties	58,666	45,181
Ketjen	38,588	21,979
Total segment adjusted EBITDA	283,609	265,156
Corporate	(16,465)	26,080
Total adjusted EBITDA	$267,144	$291,236

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted net (loss) income attributable to Albemarle Corporation common shareholders, adjusted diluted loss per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin, and operating cash flow conversion are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, adjusted net (loss) income attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net (loss) income attributable to Albemarle Corporation common shareholders is defined as net income (loss) after mandatory convertible preferred stock dividends, but before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
	2025		2024
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$41,348		$2,448
Add back:
Non-operating pension and OPEB items (net of tax)	125		(351)
Non-recurring and other unusual items (net of tax)	(21,200)		40,044
Adjusted net income attributable to Albemarle Corporation	20,273		42,141
Mandatory convertible preferred stock dividends	(41,688)		(11,584)
Adjusted net (loss) income attributable to Albemarle Corporation common shareholders	$(21,415)		$30,557

Adjusted diluted (loss) earnings per share attributable to common shareholders	$(0.18)		$0.26

Adjusted weighted-average common shares outstanding – diluted	117,603		117,451

Net income attributable to Albemarle Corporation	$41,348	3.8%	$2,448	0.2%
Add back:
Interest and financing expenses	48,977	4.5%	37,969	2.8%
Income tax (benefit)	(3,978)	(0.4)%	(3,721)	(0.3)%
Depreciation and amortization	161,754	15.0%	123,751	9.1%
EBITDA	248,101	23.0%	160,447	11.8%
Proportionate share of Windfield income tax expense	25,326	2.4%	73,689	5.4%
Non-operating pension and OPEB items	275	—%	(325)	—%
Non-recurring and other unusual items	(6,558)	(0.6)%	57,425	4.2%
Adjusted EBITDA	$267,144	24.8%	$291,236	21.4%

Net sales	$1,076,881		$1,360,736

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2025	2024
Interest cost	$8,810	$8,505
Expected return on assets	(8,535)	(8,830)
Total	$275	$(325)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2025	2024
Restructuring charges and asset write-offs(1)	$(0.02)	$0.23
Acquisition and integration related costs(2)	0.01	0.01
Loss in fair value of public equity securities(3)	0.03	0.35
Other(4)	(0.08)	(0.15)
Tax related items(5)	(0.12)	(0.10)
Total non-recurring and other unusual items	$(0.18)	$0.34

(1)The Company took several actions during 2024 as part of a broader effort that will focus on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, placing Kemerton Train 2 in care and maintenance and transitioning the Company’s operating structure to a fully integrated functional model (excluding Ketjen). Subsequently, in early 2025, the Company announced its additional decision to put the Chengdu, China conversion plant into care and maintenance by mid-year 2025. As a result, the Company recorded restructuring and asset write-off charges of ($1.1 million) in Restructuring charges and asset write-offs and losses of $0.2 million in Other income, net for the three months ended March 31, 2025. Due to the impact of valuation allowances, this resulted in total after-tax gains of $2.1 million, or $0.02 per share for the three months ended March 31, 2025. During the three months ended March 31, 2024, the Company recorded restructuring and asset write-off charges of $33.5 million in Restructuring charges and asset write-offs and losses of $2.7 million in Other income, net. In total, this resulted in after-tax losses of ($27.0 million after income taxes, or $0.23 per share) for the three months ended March 31, 2024.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months ended March 31, 2025 and 2024 were $1.4 million and $1.9 million ($1.1 million and $1.5 million after income taxes, or $0.01 and $0.01 per share), respectively.

(3)Loss of $5.0 million ($3.9 million after income taxes, or $0.03 per share) recorded in Other income, net resulting from the net change in fair value of investments in public equity securities for the three months ended March 31, 2025. Losses of $33.7 million and $9.4 million recorded in Other income, net resulting from the sale of investments in public equity securities and the change in fair value of investments in public equity securities, respectively, for the three months ended March 31, 2024 ($41.1 million after income taxes, or $0.35 per share).

(4)Other adjustments for the three months ended March 31, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $3.2 million of gains from the sale of assets at a site not part of our operations, partially offset by $0.6 million of expenses related to certain historical legal matters.
•Other income, net - $9.8 million of income from PIK dividends of preferred equity in a Grace subsidiary and a $1.9 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $1.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $9.8 million, or $0.08 per share.

Other adjustments for the three months ended March 31, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $0.1 million of expenses related to certain legal costs.
•Other income, net - $17.3 million gain primarily from the sale of assets at a site not part of our operations, an $8.7 million gain from PIK dividends of preferred equity in a Grace subsidiary and a $2.4 million gain primarily resulting from the adjustment of indemnification related to a previously disposed business, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $17.3 million, or $0.15 per share.

(5)Included in Income tax benefit for the three months ended March 31, 2025 are discrete net tax benefits of $14.2 million, or $0.12 per share, primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax benefit for the three months ended March 31, 2024 are discrete net tax benefits of $12.3 million, or $0.10 per share primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	(Loss) income before income taxes and equity in net income of unconsolidated investments	Income tax (benefit) expense	Effective income tax rate
Three months ended March 31, 2025
As reported	$(18,966)	$(3,978)	21.0%
Non-recurring, other unusual and non-operating pension and OPEB items	(6,283)	14,792
As adjusted	$(25,249)	$10,814	(42.8)%

Three months ended March 31, 2024
As reported	$(167,574)	$(3,721)	2.2%
Non-recurring, other unusual and non-operating pension and OPEB items	57,100	17,407
As adjusted	$(110,474)	$13,686	(12.4)%

See below for the calculation of operating cash flow conversion, which the Company defines as Net cash provided by operating activities from the statement of cash flows divided by adjusted EBITDA, which is a non-GAAP measure. A reconciliation of adjusted EBITDA, the non-GAAP financial measure, from net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP, is provided in the above tables (in thousands, except percentages).

Three Months Ended
March 31, 2025
Net cash provided by operating activities	$545,383
Less: Customer prepayment	350,000
Net cash provided by operating activities excluding customer prepayment	$195,383

Adjusted EBITDA	$267,144

Operating cash flow conversion	204%
Operating cash flow conversion excluding customer prepayment	73%